UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2016

LaPorte Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-35684	35-2456698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Indiana Avenue, LaPorte, Indiana		46350
(Address of Principal Executive Offices)		(Zip Code)

(219) 362-7511
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment”) is being filed as an amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission by LaPorte Bancorp, Inc. (the “Company”) on July 18, 2016 (the “Original Report”), in order to report the completion of the merger of the Company with and into Horizon Bancorp and the stockholder election results in connection with the merger consideration. The sole purpose of this Amendment is to correct a scrivener’s error reversing two numbers in the Original Report. No other changes have been made to the Original Report.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The fourth paragraph of Item 2.01 of the Original Report is amended in its entirety to read correctly as follows (which correction reverses the 49.6% and the 50.4% as presented in the Original Report):

Applying the allocation and proration procedures specified in the Merger Agreement to these election results:

•	LaPorte Bancorp stockholders who made a valid election to receive the stock consideration for their shares of Horizon common stock will receive only the stock consideration;

•
LaPorte Bancorp stockholders who made a valid election to receive the cash consideration for their shares of LaPorte Bancorp common stock will receive a combination of cash and Horizon common stock.  For such shareholders, approximately 50.4% percent of their LaPorte Bancorp shares will convert into the cash consideration and approximately 49.6% of their LaPorte Bancorp shares will convert into the stock consideration; and

•	LaPorte Bancorp stockholders who did not make a valid election will receive only the stock consideration for their LaPorte Bancorp shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 26, 2016	HORIZON BANCORP As successor to LaPorte Bancorp, Inc.

	By:	/s/ Mark E. Secor
Mark E. Secor,
Executive Vice President and Chief Financial Officer